Exhibit 3.2

AMENDED AND RESTATED BYLAWS

of

ENERPAC TOOL GROUP CORP.

ADOPTED

NOVEMBER 7, 1991

AS LAST AMENDED JULY 31, 2020

TABLE OF CONTENTS

Page

ARTICLE I	OFFICES; FISCAL YEAR	1

1.01	Principal and Business Offices	1
1.02	Registered Office and Registered Agent	1
1.03	Fiscal Year	1

ARTICLE II	SHAREHOLDERS	1

2.01	Annual Meeting	1
2.02	Special Meetings	1
2.03	Place of Meeting	6
2.04	Notice of Meeting	6
2.05	Fixing of Record Date	7
2.06	Shareholder List	8
2.07	Quorum; Voting Requirements; Postponement; Adjournments	8
2.08	Conduct of Meetings	9
2.09	Proxies	10
2.10	Voting of Shares	10
2.11	Notice of Business to be Brought Before a Meeting	11
2.12	Notice of Nominations for Election to the Board of Directors	14
2.13	Additional Requirements for Valid Nomination of Candidates to Serve as Director and, if Elected, to Be Seated as Directors	17

ARTICLE III	BOARD OF DIRECTORS	18

3.01	General Powers and Number	18
3.02	Election, Removal, Tenure and Qualifications	18
3.03	Regular Meetings	19
3.04	Special Meetings	19
3.05	Meetings By Telephone or Other Communication Technology	19
3.06	Notice of Meetings	20
3.07	Quorum	20
3.08	Manner of Acting	20
3.09	Chairperson of the Board	20
3.10	Conduct of Meetings	21
3.11	Vacancies	21
3.12	Compensation	21
3.13	Presumption of Assent	21
3.14	Committees	21

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ARTICLE IV	OFFICERS	22

4.01	Appointment	22
4.02	Resignation and Removal	22
4.03	Vacancies	22
4.04	President and Chief Executive Officer	23
4.05	Vice Presidents	23
4.06	Secretary	23
4.07	Treasurer	24
4.08	Assistants and Acting Officers	24
4.09	Salaries	24

ARTICLE V	CERTIFICATES FOR SHARES AND THEIR TRANSFER	24

5.01	Certificates for Shares	24
5.02	Signature by Former Officers	25
5.03	Transfer of Shares	25
5.04	Restrictions on Transfer	25
5.05	Lost, Destroyed or Stolen Certificates	25
5.06	Consideration for Shares	25
5.07	Stock Regulations	26

ARTICLE VI	WAIVER OF NOTICE	26

6.01	Shareholder Written Waiver	26
6.02	Shareholder Waiver by Attendance	26
6.03	Director Written Waiver	26
6.04	Director Waiver by Attendance	26

ARTICLE VII	ACTION WITHOUT MEETINGS	27

7.01	Shareholder Action Without Meeting	27
7.02	Director Action Without Meeting	27

ARTICLE VIII	INDEMNIFICATION	27

8.01	Certain Definitions	27
8.02	Mandatory Indemnification of Directors and Officers	29
8.03	Procedural Requirements	29
8.04	Determination of Indemnification	29
8.05	Mandatory Allowance of Expenses	30
8.06	Indemnification and Allowance of Expenses of Certain Others	31
8.07	Insurance	31
8.08	Notice to the Corporation	31
8.09	Severability	31
8.10	Nonexclusivity of Article VIII	32
8.11	Contractual Nature of Article VIII; Repeal or Limitation of Rights	32
8.12	Securities Law Claims	32
8.13	Liberal Construction	32

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ARTICLE IX	SEAL	33

ARTICLE X	AMENDMENTS	33

10.01	By Shareholders	33
10.02	By Directors	33
10.03	Implied Amendments	33

ARTICLE XI	FORUM SELECTION	34

11.01	Forum Selection	34

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ARTICLE I

OFFICES; FISCAL YEAR

1.01            Principal and Business Offices. The corporation may have such principal and other business offices, either within or without the State of Wisconsin, as the Board of Directors may designate or as the business of the corporation may require from time to time.

1.02            Registered Office and Registered Agent. The registered office of the corporation required by the Wisconsin Business Corporation Law to be maintained in the State of Wisconsin may be, but need not be, identical with the principal office in the State of Wisconsin. The street address of the registered office may be changed from time to time by any officer or by the registered agent. The business office of the registered agent of the corporation shall be identical to the street office of such registered office.

1.03            Fiscal Year. The fiscal year of the corporation shall commence on the first day of September and end on the last day of August.

ARTICLE II

SHAREHOLDERS

2.01            Annual Meeting. The annual meeting of the shareholders (the “Annual Meeting”) shall be held at such time and date as may be fixed by or under the authority of the Board of Directors, for the purpose of electing directors and for the transaction of such other business as may properly come before the meeting in accordance with Section 2.11 and Section 2.12. If the day fixed for the annual meeting is a legal holiday in the State of Wisconsin, such meeting shall be held on the next succeeding business day. In fixing a meeting date for any Annual Meeting, the Board of Directors may consider such factors as it deems relevant within the good faith exercise of its business judgment.

2.02            Special Meetings.

(a)             A special meeting of the shareholders (a “Special Meeting”) for any purpose or purposes (i) may be called only (A) by the Chairperson of the Board or the President, or (B) by the Board of Directors, pursuant to a resolution approved by a majority of the entire Board of Directors, and (ii) shall be called by the President of the corporation, following his or her receipt of one or more written demands to call a Special Meeting in accordance with, and subject to, this Section 2.02 from shareholders of record as of the record date fixed in accordance with Section 2.02(d) who hold, in the aggregate, at least 10 percent of all the votes entitled to be cast on any issue proposed to be considered at the Special Meeting (the “Requisite Percentage”). The notice of a Special Meeting shall state the purpose or purposes of the Special Meeting, and the business to be conducted at the Special Meeting shall be limited to the purpose or purposes stated in the notice. Except in accordance with this Section 2.02, shareholders shall not be permitted to propose business to be brought before a Special Meeting. Shareholders who nominate persons for election to the board of directors at a Special Meeting must also comply with the requirements set forth in Section 2.12 and Section 2.13.

(b)             No shareholder may demand that the President call a Special Meeting pursuant to Section 2.02(a) unless a shareholder of record has first submitted a request in writing that the Board of Directors fix a record date (a “Demand Record Date”) for the purpose of determining the shareholders entitled to demand that the President of the corporation call such Special Meeting, which request shall be in proper form and delivered to, or mailed and received by, the Secretary of the corporation at the principal executive offices of the corporation.

(c)             To be in proper form for purposes of this Section 2.02, a request by a shareholder for the Board of Directors to fix a Demand Record Date shall set forth:

(i)             As to each Requesting Person (as defined below), the Shareholder Information (as defined in Section 2.11(c)(i), except that for purposes of this Section 2.02 the term “Requesting Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.11(c)(i));

(ii)             As to each Requesting Person, any Disclosable Interests (as defined in Section 2.11(c)(ii), except that for purposes of this Section 2.02 the term “Requesting Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.11(c)(ii) and the disclosure with respect to the business to be brought before the meeting in Section 2.11(c)(ii) shall be made with respect to the business proposed to be conducted at the Special Meeting or the proposed election of directors at the Special Meeting, as the case may be);

(iii)             As to the purpose or purposes of the Special Meeting, (A) a reasonably brief description of the purpose or purposes of the Special Meeting and the business proposed to be conducted at the Special Meeting, the reasons for conducting such business at the Special Meeting and any material interest in such business of each Requesting Person, and (B) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Requesting Persons or (y) between or among any Requesting Person and any other person or entity (including their names) in connection with the request for the Special Meeting or the business proposed to be conducted at the Special Meeting; and

(iv)             If directors are proposed to be elected at the Special Meeting, the Nominee Information for each person whom a Requesting Person expects to nominate for election as a director at the Special Meeting.

For purposes of this Section 2.02(c), the term “Requesting Person” shall mean (i) the shareholder making the request to fix a Demand Record Date for the purpose of determining the shareholders entitled to demand that the President call a Special Meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf such request is made, and (iii) any affiliate of such shareholder or beneficial owner.

(d)             Within ten (10) days after receipt of a request to fix a Demand Record Date in proper form and otherwise in compliance with this Section 2.02 from any shareholder of record, the Board of Directors may adopt a resolution fixing a Demand Record Date for the purpose of determining the shareholders entitled to demand that the President of the corporation call a Special Meeting, which date shall not precede the date upon which the resolution fixing the Demand Record Date is adopted by the Board of Directors. If no resolution fixing a Demand Record Date has been adopted by the Board of Directors within the ten (10) day period after the date on which such a request to fix a Demand Record Date was received, the Demand Record Date in respect thereof shall be deemed to be the twentieth (20th) day after the date on which such a request is received.

(e)             Without qualification, a Special Meeting shall not be called pursuant to Section 2.02(a) unless shareholders of record as of the Demand Record Date who hold, in the aggregate, the Requisite Percentage timely provide to the Secretary of the corporation at the principal executive offices of the corporation, in writing and in proper form, one or more demands to call such Special Meeting. Only shareholders of record on the Demand Record Date shall be entitled to demand that the President call a Special Meeting pursuant to Section 2.02(a)(ii). To be timely, a shareholder’s demand to call a Special Meeting must be delivered to, or mailed and received at, the principal executive offices of the corporation not later than the seventieth (70th) day following the Demand Record Date. To be in proper form for purposes of this Section 2.02, a demand to call a Special Meeting shall set forth (i) the business proposed to be conducted at the Special Meeting or the proposed election of directors at the Special Meeting, as the case may be, (ii) the text of the proposal or business (including the text of any resolutions proposed for consideration), if applicable, and (iii) with respect to any shareholder or shareholders submitting a demand to call a Special Meeting (except for any shareholder that has provided such demand in response to a solicitation made pursuant to, and in accordance with, Section 14(a) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (as so amended and inclusive of such rules and regulations, the “Exchange Act”) by way of a solicitation statement filed on Schedule 14A) (a “Solicited Shareholder”) the information required to be provided pursuant to this Section 2.02 of a Requesting Person. A shareholder may revoke a demand to call a Special Meeting by written revocation delivered to the Secretary at any time prior to the Special Meeting. If any such revocation(s) are received by the Secretary after the Secretary’s receipt of written demands from the holders of the Requisite Percentage of shareholders, and as a result of such revocation(s), there no longer are unrevoked demands from the Requisite Percentage of shareholders to call a Special Meeting, the Board of Directors shall have the discretion to determine whether or not to proceed with the Special Meeting.

(f)             The corporation shall not be required to call a Special Meeting upon shareholder demand unless, in addition to the information required by Section 2.02(c), the Secretary receives a written agreement signed by each Soliciting Shareholder (as defined below) pursuant to which each Soliciting Shareholder, jointly and severally, agrees to pay the corporation’s costs of holding the Special Meeting, including the costs of preparing and mailing proxy materials for the corporation’s own Solicitation, provided that if each of the resolutions introduced by any Soliciting Shareholder at such meeting is adopted, and each of the individuals nominated by or on behalf of any Soliciting Shareholder for election as a director at such meeting is elected, then the Soliciting Shareholders shall not be required to pay such costs. For purposes of these Bylaws, the following terms shall have the respective meanings set forth below:

(i)              “Affiliate” of any Person (as defined herein) shall mean any Person controlling, controlled by or under common control with such first Person.

(ii)             “Business Day” shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of Wisconsin are authorized or obligated by law or executive order to close.

(iii)             “Participant” shall have the meaning assigned to such term in paragraphs (a)(iii), (iv), (v) and (vi) of Instruction 3 to Item 4 of Schedule 14A of the rules promulgated under the Exchange Act.

(iv)             “Person” shall mean any individual, firm, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity.

(v)               “Proxy” shall have the meaning assigned to such term in Rule 14a-1 promulgated under the Exchange Act (and, in such Rule 14a-1, a consent or authorization shall be interpreted to include signature on a demand for purposes of construing all the definitions in this Section 2.02.).

(vi)              “Solicitation” shall have the meaning assigned to such term in Rule 14a-1 promulgated under the Exchange Act.

(vii)             “Soliciting Shareholder” shall mean, with respect to any Special Meeting demanded by a shareholder or shareholders, each of the following Persons:

(A)   if the number of shareholders signing the demand or demands of meeting delivered to the Secretary at the principal offices of the corporation pursuant to Section 2.02(c) is ten or fewer, each Person signing any such demand; or

(B)   if the number of shareholders signing the demand or demands of meeting delivered to the corporation pursuant to Section 2.02(c) is more than ten, each Person who either (I) was a Participant in any Solicitation of such demand or demands or (II) at the time of the delivery to the Secretary at the principal offices of the corporation of the documents described in Section 2.02(c) had engaged or intends to engage in any Solicitation of Proxies for use at such Special Meeting (other than a Solicitation of Proxies on behalf of the corporation).

A “Soliciting Shareholder” shall also mean each Affiliate of a Soliciting Shareholder described in clause (A) or (B) above who is a member of such Soliciting Shareholder’s “group” for purposes of Rule 13d-5(b) under the Exchange Act, and any other Affiliate of such a Soliciting Shareholder, if a majority of the directors then in office determines, reasonably and in good faith, that such Affiliate should be required to sign the written notice described in Section 2.02(c) to prevent the purposes of this Section 2.02 from being evaded.

(g)             Except as provided in the following sentence, any Special Meeting shall be held at such date and hour as may be designated by whichever of the Board of Directors, the Chairperson of the Board or the President shall have called such meeting. In the case of any Special Meeting called by the President upon the demand of shareholders (a “Demand Special Meeting”), such meeting shall be held for the purpose or purposes and to conduct the business specified in the demands received by the corporation a such date and hour as may be designated by the Board of Directors; provided, however, that the date of any Demand Special Meeting shall be not more than seventy days after the Meeting Record Date (as defined in Section 2.05(a)); and provided further that in the event that the directors then in office fail to designate a date and hour for a Demand Special Meeting within ten days after the date that valid written demands for such meeting by the holders of record as of the Demand Record Date of shares representing at least 10% of all the votes entitled to be cast on any issue proposed to be considered at the Special Meeting, calculated as if the Demand Record Date were the record date for the Special Meeting, are delivered to the corporation (the “Delivery Date”), then such meeting shall be held at 10:00 A.M., local time, on the 100th day after the Delivery Date or, if such 100th day is not a Business Day, on the first preceding Business Day. In fixing a meeting date for any Special Meeting, the Board of Directors or the Chairperson of the Board may consider such factors as it, he or she deems relevant within the good faith exercise of its, his or her business judgment, including, without limitation, the nature of the action proposed to be taken, the facts and circumstances surrounding any demand for such meeting and any plan of the Board of Directors, the Chairperson of the Board or the President to call an Annual Meeting or Special Meeting for the conduct of related business. Notwithstanding anything in these Bylaws to the contrary, the Board of Directors may submit its own proposal or proposals for consideration at a Special Meeting called in accordance with Section 2.02(a)(ii).

(h)             In connection with a Special Meeting called in accordance with Section 2.02(a)(ii), the shareholder or shareholders (except for any Solicited Shareholders) who requested that the Board of Directors fix a record date for notice and voting for the Special Meeting in accordance with Section 2.02(a)(ii) or who delivered a demand to call a Special Meeting to the Secretary shall further update and supplement the information previously provided to the corporation in connection with such request or demand, if necessary, so that the information provided or required to be provided in such request or demand pursuant to this Section 2.02 shall be true and correct as of the record date for shareholders entitled to vote at the Special Meeting and as of the date that is ten (10) business days prior to the Special Meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the corporation not later than five (5) business days after the record date for shareholders entitled to vote at the Special Meeting in the case of the update and supplement required to be made as of such record date, and not later than eight (8) business days prior to the date for the Special Meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the Special Meeting has been adjourned or postponed) in the case of the update and supplement required to be made as of ten (10) business days prior to the Special Meeting or any adjournment or postponement thereof. For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these Bylaws shall not limit the corporation’s rights with respect to any deficiencies in any request or demand provided by a shareholder, extend any applicable deadlines hereunder or enable or be deemed to permit a shareholder who has previously submitted a request or demand hereunder to amend or update any such request or demand, including by changing or adding nominees, matters, business or resolutions proposed to be brought before a meeting of the shareholders.

(i)             Notwithstanding anything in these Bylaws to the contrary, the President shall not be required to call a Special Meeting pursuant to Section 2.02(a)(ii) except in accordance with this Section 2.02.  If the Board of Directors shall determine that any request to fix a record date for notice and voting for the Special Meeting or demand to call and hold a Special Meeting was not properly made in accordance with this Section 2.02, or shall determine that the shareholder or shareholders requesting that the Board of Directors fix such record date or submitting a demand to call the Special Meeting have not otherwise complied with this Section 2.02, then the Board of Directors shall not be required to fix such record date or to call and hold the Special Meeting. In addition to the requirements of this Section 2.02, each Requesting Person shall comply with all requirements of applicable law, including all requirements of the Exchange Act, with respect to any request to fix a record date for notice and voting for the Special Meeting or demand to call a Special Meeting.

(j)             The corporation may engage regionally or nationally recognized independent inspectors of elections to act as an agent of the corporation for the purpose of promptly performing a ministerial review of the validity of any purported written demand or demands for a Special Meeting received by the Secretary. For the purpose of permitting the inspectors to perform such review, no purported demand shall be deemed to have been delivered to the corporation until the earlier of (i) five Business Days following receipt by the Secretary of such purported demand and (ii) such date as the independent inspectors certify to the corporation that the valid demands received by the Secretary represent at least 10% of all the votes entitled to be cast on any issue proposed to be considered at the Special Meeting, calculated as if the Demand Record Date were the record date for the Special Meeting. Nothing contained in this Section 2.02(j) shall in any way be construed to suggest or imply that the Board of Directors or any shareholder shall not be entitled to contest the validity of any demand, whether during or after such five Business Day period, or to take any other action (including, without limitation, the commencement, prosecution or defense of any litigation with respect thereto).

2.03            Place of Meeting. The Board of Directors may designate any place, either within or without the State of Wisconsin, as the place of meeting for any Annual Meeting or any Special Meeting. If no designation is made, the place of meeting shall be the principal office of the corporation but any meeting may be adjourned pursuant to Section 2.07 to reconvene at any place designated by vote of the Board of Directors or by the Chairperson of the Board or the President.  The Board of Directors, in its sole discretion, may determine that an Annual Meeting or a Special Meeting shall not be held at any place, but may instead be held solely by means of remote communication as authorized under Section 180.0709 of the Wisconsin Business Corporation Law or any successor provision of the Wisconsin Business Corporation Law.

2.04            Notice of Meeting.

(a)             Written notice stating the date, time and place, if any, of an Annual Meeting or Special Meeting shall be delivered not less than ten days nor more than seventy days before the date of the meeting (unless a different date is required by the law or the Articles of Incorporation), by or at the direction of the Chairperson of the Board or the Secretary, to each shareholder of record entitled to vote at such meeting and to such other persons as are required by the Wisconsin Business Corporation Law. If the Board of Directors has authorized participation at the meeting by means of remote communication under Section 180.0709 of the Wisconsin Business Corporation Law or any successor provision of the Wisconsin Business Corporation Law, the notice shall also describe the means of remote communication to be used. In the event of any Demand Special Meeting, such notice of meeting shall be sent prior to the later of (x) two days after the Meeting Record Date for such Demand Special Meeting and (y) thirty days after the Delivery Date. For purposes of this Section 2.04, notice by “electronic transmission” (as defined in the Wisconsin Business Corporation Law) is written notice. Written notice pursuant to this Section 2.04 shall be deemed to be effective (i) when mailed, if mailed postpaid and addressed to the shareholder’s address shown in the corporation’s current record of shareholders or (ii) when electronically transmitted to the shareholder in a manner authorized by the shareholder.

(b)             In the case of any Special Meeting, (i) the notice of meeting shall describe any business that the Board of Directors shall have theretofore determined to bring before the meeting and (ii) in the case of a Demand Special Meeting, the notice of meeting (A) shall describe any business set forth in the statement of purpose of the demands received by the corporation in accordance with Section 2.02, (B) shall contain all of the information required in the notice received by the corporation in accordance with Section 2.11(b) and (C) shall describe any business that the Board of Directors shall have theretofore determined to bring before the Demand Special Meeting. Except as otherwise provided in these Bylaws, in the Articles of Incorporation or in the Wisconsin Business Corporation Law, the notice of an Annual Meeting need not include a description of the purpose or purposes for which the meeting is called.

(c)             If any Annual Meeting or Special Meeting is adjourned to a different date, time or place or will be held by a new means of remote communication, then the corporation shall not be required to give notice of the new date, time, place or new means of remote communication if the new date, time, place or new means of remote communication is announced at the meeting before adjournment; provided, however, that if a new Meeting Record Date for an adjourned meeting is or must be fixed, then the corporation shall give notice of the adjourned meeting to persons who are shareholders as of the new Meeting Record Date.

(d)             A shareholder may waive notice in accordance with Article VI of these Bylaws.

2.05            Fixing of Record Date.

(a)             The Board of Directors may fix in advance a date not less than ten days and not more than seventy days prior to the date of an Annual Meeting or Special Meeting as the record date for the determination of shareholders entitled to notice of, or to vote at, such meeting (the “Meeting Record Date”). In the case of any Demand Special Meeting, (i) the Meeting Record Date shall be not later than the 30th day after the Delivery Date and (ii) if the Board of Directors fails to fix the Meeting Record Date within thirty days after the Delivery Date, then the close of business on such 30th day shall be the Meeting Record Date. The shareholders of record on the Meeting Record Date shall be the shareholders entitled to notice of and to vote at the Annual Meeting or Special Meeting. When a determination of shareholders entitled to notice of or to vote at the Annual Meeting or Special Meeting has been made as provided in this section, such determination shall be applied to any adjournment thereof unless the Board of Directors fixes a new Meeting Record Date and except as otherwise required by law. A new Meeting Record Date must be set if a meeting is adjourned to a date more than 120 days after the date fixed for the original meeting.

(b)             The Board of Directors may also fix in advance a date as the record date for the purpose of determining shareholders entitled to take any other action or determining shareholders for any other purpose other than those set forth in Section 2.02 and Section 2.05(a). Such record date shall not be more than seventy days prior to the date on which the particular action, requiring such determination of shareholders, is to be taken. If the Board of Directors does not fix a record date for the determination of shareholders entitled to receive a share dividend or distribution (other than a distribution involving a purchase, redemption or other acquisition of the corporation’s shares), then the close of business on the date on which the resolution of the Board of Directors is adopted declaring the dividend or distribution shall be the record date.

2.06            Shareholder List. After a Meeting Record Date has been fixed, the corporation shall prepare a list of the names of all of the shareholders entitled to notice of the meeting. The shareholders’ list shall be arranged by class or series of shares, if any, and show the address of and number of shares held by each shareholder. The shareholder list shall be available at the meeting and may be inspected by any shareholder or his or her agent or attorney at any time during the meeting or any adjournment thereof. If the meeting is held solely by means of remote communication, the list shall be open to the examination of any shareholder during the entire time of the meeting on a reasonably accessible electronic network, and the information required to access the list shall be provided with the notice of the meeting. Any shareholder or his or her agent or attorney may, on written demand, inspect the shareholder list beginning two (2) business days after the notice of the meeting is given and continuing to the date of the meeting, at the corporation’s principal office, at a place identified in the meeting notice in the city where the meeting will be held, or on a reasonably accessible electronic network if the information required to gain access to the list is provided with the notice of the meeting, and if and to the extent entitled to do so under of the Wisconsin Business Corporation Law, may copy the list, during regular business hours and at his or her expense, during the period that it is available for inspection hereunder. If the corporation determines that the list will be made available on an electronic network, the corporation may take reasonable steps to ensure that such information is available only to shareholders of the corporation. The original stock transfer books and nominee certificates on file with the corporation (if any) shall be prima facie evidence as to who are the shareholders entitled to inspect the shareholder list or to vote at any meeting of shareholders. Refusal or failure to comply with the requirements of this section shall not affect the validity of any action taken at such meeting.

2.07            Quorum; Voting Requirements; Postponement; Adjournments.

(a)             Shares entitled to vote as a separate voting group may take action on a matter at an Annual Meeting or Special Meeting only if a quorum of those shares exists with respect to that matter. Except as otherwise provided in the Articles of Incorporation or in the Wisconsin Business Corporation Law, a majority of the votes entitled to be cast on a matter by the voting group shall constitute a quorum of that voting group for action on that matter. Once a share is represented for any purpose at an Annual Meeting or Special Meeting, other than for the purpose of objecting to holding the meeting or transacting business at the meeting, it is considered present for purposes of determining whether a quorum exists for the remainder of the meeting and for any adjournment of the meeting unless a new Meeting Record Date is or must be set for the adjourned meeting. If a quorum exists, then action on a matter, other than the election of directors, by a voting group is approved if the votes cast within the voting group favoring the action exceed the votes cast opposing the action, unless the Articles of Incorporation or the Wisconsin Business Corporation Law requires a greater number of affirmative votes.

(b)             The Board of Directors acting by resolution or the Chairperson of the Board or the President may postpone and reschedule any previously scheduled Annual Meeting or Special Meeting, including that the meeting will be held by a new means of remote communication; provided, however, that a Demand Special Meeting shall not be postponed beyond the 100th day following the Delivery Date. Any Annual Meeting or Special Meeting may be adjourned from time to time, whether or not there is a quorum, (i) at any time, upon a resolution by shareholders if the votes cast in favor of such resolution by the holders of shares of each voting group entitled to vote on any matter theretofore properly brought before the meeting exceed the number of votes cast against such resolution by the holders of shares of each such voting group or (ii) at any time prior to the transaction of any business at such meeting, by the Chairperson of the Board, the President or pursuant to a resolution of the Board of Directors; provided, however, that a Demand Special Meeting adjourned pursuant to clause (ii) must be reconvened on or before the 100th day following the Delivery Date. No notice of the date, time, place or new means of remote communication of adjourned meetings need be given except as required by the Wisconsin Business Corporation Law. At any adjourned meeting at which a quorum shall be present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.

2.08            Conduct of Meetings. The Chairperson of the Board or, in his or her absence, any person designated by the Board of Directors shall call any Annual Meeting or Special Meeting to order and shall act as chairman of the meeting, and the Secretary shall act as secretary of all meetings of the shareholders, but, in the absence of the Secretary, the presiding officer may appoint any other person to act as secretary of the meeting. The Board of Directors may, to the extent not prohibited by law, adopt by resolution such rules and regulations for the conduct of an Annual Meeting or Special Meeting as it shall deem appropriate. Except to the extent inconsistent with such rules and regulations as adopted by the Board of Directors, the chairman of the meeting shall have the right and authority to prescribe such rules, regulations or procedures and to do such acts as, in the judgment of the chairman of the meeting, are appropriate for the proper conduct of an Annual Meeting or Special Meeting. Such rules, regulations or procedures, whether adopted by the Board of Directors or prescribed by the chairman of the meeting, may to the extent not prohibited by law include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety of those present; (c) limitations on attendance at or participation in the meeting to shareholders of record of the corporation, their duly authorized and constituted proxies (which shall be reasonable in number) or such other persons as the chairman of the meeting shall determine; (d) restrictions on entry to the meeting after the time fixed for the commencement thereof; (e) limitations on the time allotted to questions or comments by participants; (f) rules and procedures regarding the execution of election ballots before or after the time fixed for the commencement of the meeting; (g) the appointment of an inspector of election or an officer or agent of the corporation authorized to tabulate votes; and (h) rules and procedures to facilitate the conduct of, and participation in, the meeting by electronic means.

2.09            Proxies. At any Annual Meeting or Special Meeting, a shareholder entitled to vote may vote in person or by proxy. A shareholder entitled to vote at any Annual Meeting or Special Meeting may authorize another person to act for the shareholder by appointing the person as a proxy. The means by which a shareholder or the shareholder’s authorized officer, director, employee, agent or attorney-in-fact may authorize another person to act for the shareholder by appointing the person as proxy include:

(a)             Appointment of a proxy in writing by signing or causing the shareholder’s signature to be affixed to an appointment form by any reasonable means, including, without limitation, by facsimile signature.

(b)             Appointment of a proxy by transmitting or authorizing the transmission of an electronic transmission of the appointment to the person who will be appointed as proxy or to a proxy solicitation firm, proxy support service organization or like agent authorized to receive the transmission by the person who will be appointed as proxy. Every electronic transmission shall contain, or be accompanied by, information that can be used to reasonably determine that the shareholder transmitted or authorized the transmission of the electronic transmission. Any person charged with determining whether a shareholder transmitted or authorized the transmission of the electronic transmission shall specify the information upon which the determination is made.

An appointment of a proxy is effective when a signed appointment form or an electronic transmission of the appointment is received by the inspector of election or the officer or agent of the corporation authorized to tabulate votes. Unless the appointment form or electronic transmission states that the proxy is irrevocable and the appointment is coupled with an interest, a proxy may be revoked at any time before it is voted, either by written notice filed with the Secretary or the secretary of the meeting or by oral notice given by the shareholder to the presiding officer during the meeting. The presence of a shareholder who has made an effective proxy appointment shall not of itself constitute a revocation. A proxy appointment is valid for eleven months unless a different period is expressly provided in the appointment. The Board of Directors, the Chairperson of the Board and the President each shall have the power and authority to make rules as to the validity and sufficiency of proxies.

2.10            Voting of Shares. Each outstanding share shall be entitled to one (1) vote on each matter submitted to a vote at any Annual Meeting or Special Meeting, except to the extent that the voting rights of the shares of any class or classes are enlarged, limited or denied by the Articles of Incorporation or the Wisconsin Business Corporation Law. Shares owned directly or indirectly by another corporation are not entitled to vote if this corporation owns, directly or indirectly, sufficient shares to elect a majority of the directors of such other corporation. However, the prior sentence shall not limit the power of the corporation to vote any shares, including its own shares, held by it in a fiduciary capacity. Redeemable shares are not entitled to vote after notice of redemption is mailed to the holders and a sum sufficient to redeem the shares has been deposited with a bank, trust company, or other financial institution under an irrevocable obligation to pay the holders the redemption price on surrender of the shares.

2.11            Notice of Business to be Brought Before a Meeting.

(a)             At an Annual Meeting, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an Annual Meeting, business must be (i) specified in a notice of meeting given by or at the direction of the Board of Directors, (ii) if not specified in a notice of meeting, otherwise brought before the meeting by the Board of Directors or the Chairperson of the Board or the President, as applicable, or (iii) otherwise properly brought before the meeting by a shareholder present in person who (A) (1) was a beneficial owner of shares of the corporation both at the time of giving the notice provided for in this Section 2.11 and at the time of the meeting, (2) is entitled to vote at the meeting, and (3) has complied with this Section 2.11 in all applicable respects or (B) properly made such proposal in accordance with Rule 14a-8 under the Exchange Act. The foregoing clause (iii) shall be the exclusive means for a shareholder to propose business to be brought before an Annual Meeting. For purposes of this Section 2.11, “present in person” shall mean that the shareholder proposing that the business be brought before the Annual Meeting, or a qualified representative of such proposing shareholder, appear at such Annual Meeting. A “qualified representative” of such proposing shareholder shall be a duly authorized officer, manager or partner of such shareholder or any other person authorized by a writing executed by such shareholder or an electronic transmission delivered by such shareholder to act for such shareholder as proxy at the meeting of shareholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of shareholders. Shareholders seeking to nominate persons for election to the Board of Directors must comply with Section 2.12 and Section 2.13 and this Section 2.11 shall not be applicable to such nominations except as expressly provided in Section 2.12 and Section 2.13.

(b)             Without qualification, for business to be properly brought before an Annual Meeting by a shareholder, the shareholder must (i) provide Timely Notice (as defined below) thereof in writing and in proper form to the Secretary of the corporation and (ii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.11.  To be timely, a shareholder’s notice must be delivered to, or mailed and received at, the principal executive offices of the corporation (A) not less than ninety (90) days nor more than one hundred twenty (120) days prior to the one-year anniversary of the preceding year’s Annual Meeting or (B) solely with respect to the 2020 Annual Meeting, not less than one hundred and twenty (120) days nor more than one hundred and fifty (150) days prior to the first anniversary of the 2019 Annual Meeting; provided, however, that if the date of the Annual Meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the shareholder to be timely must be so delivered, or mailed and received (x) not later than the ninetieth (90th) day prior to such Annual Meeting or, if later, the tenth (10th) day following the day on which public disclosure of the date of such Annual Meeting was first made or (y) solely with respect to the 2020 Annual Meeting, not earlier than the close of business on the one hundred and fiftieth (150th) day prior to the date of the 2020 Annual Meeting and not later than the later of (1) the one hundred and twentieth (120th) day prior to the date of the 2020 Annual Meeting or (2) the tenth (10th) day following the day on which public disclosure of the date of the 2020 Annual Meeting was first made (such notice within such time periods, “Timely Notice”). In no event shall any adjournment or postponement of an Annual Meeting or the announcement thereof commence a new time period for the giving of Timely Notice as described above.

(c)             To be in proper form for purposes of this Section 2.11, a shareholder’s notice to the Secretary shall set forth:

(i)             As to each Proposing Person (as defined below), (A) the name and address of such Proposing Person (including, if applicable, the name and address that appear on the corporation’s books and records); and (B) the class or series and number of shares of the corporation that are, directly or indirectly, owned of record or beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by such Proposing Person, except that such Proposing Person shall in all events be deemed to beneficially own any shares of any class or series of the corporation as to which such Proposing Person has a right to acquire beneficial ownership at any time in the future (the disclosures to be made pursuant to the foregoing clauses (A) and (B) are referred to as “Shareholder Information”);

(ii)             As to each Proposing Person, (A) the full notional amount of any securities that, directly or indirectly, underlie any “derivative security” (as such term is defined in Rule 16a-1(c) under the Exchange Act) that constitutes a “call equivalent position” (as such term is defined in Rule 16a-1(b) under the Exchange Act) (“Synthetic Equity Position”) and that is, directly or indirectly, held or maintained by such Proposing Person with respect to any shares of any class or series of shares of the corporation; provided that, for the purposes of the definition of “Synthetic Equity Position,” the term “derivative security” shall also include any security or instrument that would not otherwise constitute a “derivative security” as a result of any feature that would make any conversion, exercise or similar right or privilege of such security or instrument becoming determinable only at some future date or upon the happening of a future occurrence, in which case the determination of the amount of securities into which such security or instrument would be convertible or exercisable shall be made assuming that such security or instrument is immediately convertible or exercisable at the time of such determination; and, provided, further, that any Proposing Person satisfying the requirements of Rule 13d-1(b)(1) under the Exchange Act (other than a Proposing Person that so satisfies Rule 13d-1(b)(1) under the Exchange Act solely by reason of Rule 13d-1(b)(1)(ii)(E)) shall not be deemed to hold or maintain the notional amount of any securities that underlie a Synthetic Equity Position held by such Proposing Person as a hedge with respect to a bona fide derivatives trade or position of such Proposing Person arising in the ordinary course of such Proposing Person’s business as a derivatives dealer, (B) any rights to dividends on the shares of any class or series of shares of the corporation owned beneficially by such Proposing Person that are separated or separable from the underlying shares of the corporation, (C) any material pending or threatened legal proceeding in which such Proposing Person is a party or material participant involving the corporation or any of its officers or directors, or any affiliate of the corporation, (D) any other material relationship between such Proposing Person, on the one hand, and the corporation, any affiliate of the corporation, on the other hand, (E) any direct or indirect material interest in any material contract or agreement of such Proposing Person with the corporation or any affiliate of the corporation (including, in any such case, any employment agreement, collective bargaining agreement or consulting agreement), (F) a representation that such Proposing Person intends or is part of a group which intends to deliver a proxy statement or form of proxy to holders of at least the percentage of the corporation’s outstanding capital stock required to approve or adopt the proposal or otherwise solicit proxies from shareholders in support of such proposal and (G) any other information relating to such Proposing Person that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies or consents by such Proposing Person in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act (the disclosures to be made pursuant to the foregoing clauses (A) through (G) are referred to as “Disclosable Interests”); provided, however, that Disclosable Interests shall not include any such disclosures with respect to the ordinary course business activities of any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the shareholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner; and

(iii)             As to each item of business that the shareholder proposes to bring before the Annual Meeting, (A) a brief description of the business desired to be brought before the Annual Meeting, the reasons for conducting such business at the Annual Meeting and any material interest in such business of each Proposing Person, (B) the text of the proposal or business (including the text of any resolutions proposed for consideration), and (C) a reasonably detailed description of all agreements, arrangements and understandings (x) between or among any of the Proposing Persons or (y) between or among any Proposing Person and any other person or entity (including their names) in connection with the proposal of such business by such shareholder; and (D) any other information relating to such item of business that would be required to be disclosed in a proxy statement or other filing required to be made in connection with solicitations of proxies in support of the business proposed to be brought before the meeting pursuant to Section 14(a) of the Exchange Act; provided, however, that the disclosures required by this paragraph (iii) shall not include any disclosures with respect to any broker, dealer, commercial bank, trust company or other nominee who is a Proposing Person solely as a result of being the shareholder directed to prepare and submit the notice required by these Bylaws on behalf of a beneficial owner.

For purposes of this Section 2.11, the term “Proposing Person” shall mean (i) the shareholder providing the notice of business proposed to be brought before an Annual Meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the business proposed to be brought before the Annual Meeting is made, and (iii) any participant (as defined in paragraphs (a)(ii)-(vi) of Instruction 3 to Item 4 of Schedule 14A) with such shareholder in such solicitation.

(d)             A Proposing Person shall update and supplement its notice to the corporation of its intent to propose business at an Annual Meeting, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.11 shall be true and correct as of the record date for shareholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the corporation not later than five (5) business days after the record date for shareholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these Bylaws shall not limit the corporation’s rights with respect to any deficiencies in any notice provided by a shareholder, extend any applicable deadlines hereunder or enable or be deemed to permit a shareholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding matters, business or resolutions proposed to be brought before a meeting of the shareholders.

(e)             Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at an Annual Meeting that is not properly brought before the meeting in accordance with this Section 2.11.  The presiding officer of the meeting shall, if the facts warrant, determine that the business was not properly brought before the meeting in accordance with this Section 2.11, and if he or she should so determine, he or she shall so declare to the meeting and any such business not properly brought before the meeting shall not be transacted.

(f)             This Section 2.11 is expressly intended to apply to any business proposed to be brought before an Annual Meeting other than any proposal made in accordance with Rule 14a-8 under the Exchange Act and included in the corporation’s proxy statement. In addition to the requirements of this Section 2.11 with respect to any business proposed to be brought before an Annual Meeting, each Proposing Person shall comply with all applicable requirements of the Exchange Act with respect to any such business. Nothing in this Section 2.11 shall be deemed to affect the rights of shareholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

(g)             For purposes of these Bylaws, “public disclosure” shall mean disclosure in a press release reported by a national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Sections 13, 14 or 15(d) of the Exchange Act.

2.12            Notice of Nominations for Election to the Board of Directors.

(a)             Nominations of any person for election to the Board of Directors at an Annual Meeting or at a Special Meeting (but only if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling such Special Meeting) may be made at such meeting only (i) by or at the direction of the Board of Directors, including by any committee or persons authorized to do so by the Board of Directors or these bylaws, or (ii) by a shareholder present in person (A) who was a beneficial owner of shares of the corporation both at the time of giving the notice provided for in this Section 2.12 and at the time of the meeting, (B) is entitled to vote at the meeting, and (C) has complied with this Section 2.12 and Section 2.13 as to such notice and nomination. For purposes of this Section 2.12, “present in person” shall mean that the shareholder proposing that the business be brought before the meeting of the corporation, or a qualified representative of such shareholder, appear at such meeting. A “qualified representative” of such proposing shareholder shall be a duly authorized officer, manager or partner of such shareholder or any other person authorized by a writing executed by such shareholder or an electronic transmission delivered by such shareholder to act for such shareholder as proxy at the meeting of shareholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of shareholders. The foregoing clause (ii) shall be the exclusive means for a shareholder to make any nomination of a person or persons for election to the Board of Directors at an Annual Meeting or Special Meeting.

(b)             (i) Without qualification, for a shareholder to make any nomination of a person or persons for election to the Board of Directors at an Annual Meeting, the shareholder must (1) provide Timely Notice (as defined in Section 2.11) thereof in writing and in proper form to the Secretary of the corporation, (2) provide the information, agreements and questionnaires with respect to such shareholder and its candidate for nomination as required to be set forth by this Section 2.12 and Section 2.13 and (3) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.12 and Section 2.13.

(ii)             Without qualification, if the election of directors is a matter specified in the notice of meeting given by or at the direction of the person calling a Special Meeting, then for a shareholder to make any nomination of a person or persons for election to the Board of Directors at a Special Meeting, the shareholder must (i) provide Timely Notice thereof in writing and in proper form to the Secretary of the corporation at the principal executive offices of the corporation, (ii) provide the information with respect to such shareholder and its candidate for nomination as required by this Section 2.12 and Section 2.13 and (iii) provide any updates or supplements to such notice at the times and in the forms required by this Section 2.12.  To be timely, a shareholder’s notice for nominations to be made at a Special Meeting must be delivered to, or mailed and received at, the principal executive offices of the corporation not earlier than the one hundred twentieth (120th) day prior to such Special Meeting and not later than the ninetieth (90th) day prior to such Special Meeting or, if later, the tenth (10th) day following the day on which public disclosure (as defined in Section 2.11) of the date of such Special Meeting was first made.

(iii)             In no event shall any adjournment or postponement of an Annual Meeting or Special Meeting or the announcement thereof commence a new time period for the giving of a shareholder’s notice as described above.

(iv)             In no event may a Nominating Person provide Timely Notice with respect to a greater number of director candidates than are subject to election by shareholders at the applicable meeting. If the corporation shall, subsequent to such notice, increase the number of directors subject to election at the meeting, such notice as to any additional nominees shall be due on the later of (i) the conclusion of the time period for Timely Notice, (ii) the date set forth in Section 2.12(b)(ii) or (iii) the tenth day following the date of public disclosure (as defined in Section 2.11) of such increase.

(c)             To be in proper form for purposes of this Section 2.12, a shareholder’s notice to the Secretary shall set forth:

(i)             As to each Nominating Person (as defined below), the Shareholder Information (as defined in Section 2.11(c)(i), except that for purposes of this Section 2.12 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.11(c)(i));

(ii)             As to each Nominating Person, any Disclosable Interests (as defined in Section 2.11(c)(ii), except that for purposes of this Section 2.12 the term “Nominating Person” shall be substituted for the term “Proposing Person” in all places it appears in Section 2.11(c)(ii) and the disclosure with respect to the business to be brought before the meeting in Section 2.11(c)(ii) shall be made with respect to the election of directors at the meeting); and

(iii)             As to each candidate whom a Nominating Person proposes to nominate for election as a director, (A) all information with respect to such candidate for nomination that would be required to be set forth in a shareholder’s notice pursuant to this Section 2.12 and Section 2.13 if such candidate for nomination were a Nominating Person, (B) all information relating to such candidate for nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors in a contested election pursuant to Section 14(a) under the Exchange Act (including such candidate’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected), (C) a description of any direct or indirect material interest in any material contract or agreement between or among any Nominating Person, on the one hand, and each candidate for nomination or his or her respective associates or any other participants in such solicitation, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 under Regulation S-K if such Nominating Person were the “registrant” for purposes of such rule and the candidate for nomination were a director or executive officer of such registrant  (the disclosures to be made pursuant to the foregoing clauses (A) through (C) are referred to as “Nominee Information”), and (D) a completed and signed questionnaire, representation and agreement as provided in Section 2.13(a).

For purposes of this Section 2.12, the term “Nominating Person” shall mean (i) the shareholder providing the notice of the nomination proposed to be made at the meeting, (ii) the beneficial owner or beneficial owners, if different, on whose behalf the notice of the nomination proposed to be made at the meeting is made, and (iii) any other participant in such solicitation.

(d)             A shareholder providing notice of any nomination proposed to be made at a meeting shall further update and supplement such notice, if necessary, so that the information provided or required to be provided in such notice pursuant to this Section 2.12 shall be true and correct as of the record date for shareholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the corporation not later than five (5) business days after the record date for shareholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these Bylaws shall not limit the corporation’s rights with respect to any deficiencies in any notice provided by a shareholder, extend any applicable deadlines hereunder or enable or be deemed to permit a shareholder who has previously submitted notice hereunder to amend or update any nomination or to submit any new nomination.

(e)             In addition to the requirements of this Section 2.12 with respect to any nomination proposed to be made at a meeting, each Nominating Person shall comply with all applicable requirements of the Exchange Act with respect to any such nominations.

2.13            Additional Requirements for Valid Nomination of Candidates to Serve as Director and, if Elected, to Be Seated as Directors.

(a)             To be eligible to be a candidate for election as a director of the corporation at an Annual Meeting or Special Meeting, a candidate must be nominated in the manner prescribed in Section 2.12 and the candidate for nomination, whether nominated by the Board of Directors or by a shareholder of record, must have previously delivered (in accordance with the time period prescribed for delivery in a notice to such candidate given by or on behalf of the Board of Directors), to the Secretary at the principal executive offices of the corporation, (i) a completed written questionnaire (in a form provided by the corporation) with respect to the background, qualifications, stock ownership and independence of such proposed nominee and (ii) a written representation and agreement (in a form provided by the corporation) that such candidate for nomination (A) is not and, if elected as a director during his or her term of office, will not become a party to (1) any agreement, arrangement or understanding with, and has not given and will not give any commitment or assurance to, any person or entity as to how such proposed nominee, if elected as a director of the corporation, will act or vote on any issue or question (a “Voting Commitment”) or (2) any Voting Commitment that could limit or interfere with such proposed nominee’s ability to comply, if elected as a director of the corporation, with such proposed nominee’s fiduciary duties under applicable law, (B) is not, and will not become a party to, any agreement, arrangement or understanding with any person or entity other than the corporation with respect to any direct or indirect compensation or reimbursement for service as a director that has not been disclosed therein, (C) if elected as a director of the corporation, will comply with all applicable corporate governance, conflict of interest, confidentiality, stock ownership and trading and other policies and guidelines of the corporation applicable to directors and in effect during such person’s term in office as a director (and, if requested by any candidate for nomination, the Secretary of the corporation shall provide to such candidate for nomination all such policies and guidelines then in effect), and (D) if elected as director of the corporation, intends to serve the entire term until the next meeting at which such candidate would face re-election.

(b)             The Board of Directors may also require any proposed candidate for nomination as a Director to furnish such other information as may reasonably be requested by the Board of Directors in writing prior to the meeting of shareholders at which such candidate’s nomination is to be acted upon in order for the Board of Directors to determine the eligibility of such candidate for nomination to be an independent director of the corporation in accordance with the corporation’s Corporate Governance Guidelines.

(c)             A candidate for nomination as a director shall further update and supplement the materials delivered pursuant to this Section 2.13, if necessary, so that the information provided or required to be provided pursuant to this Section 2.13 shall be true and correct as of the record date for shareholders entitled to vote at the meeting and as of the date that is ten (10) business days prior to the meeting or any adjournment or postponement thereof, and such update and supplement shall be delivered to, or mailed and received by, the Secretary at the principal executive offices of the corporation (or any other office specified by the corporation in any public announcement) not later than five (5) business days after the record date for shareholders entitled to vote at the meeting (in the case of the update and supplement required to be made as of such record date), and not later than eight (8) business days prior to the date for the meeting or, if practicable, any adjournment or postponement thereof (and, if not practicable, on the first practicable date prior to the date to which the meeting has been adjourned or postponed) (in the case of the update and supplement required to be made as of ten (10) business days prior to the meeting or any adjournment or postponement thereof). For the avoidance of doubt, the obligation to update and supplement as set forth in this paragraph or any other Section of these Bylaws shall not limit the corporation’s rights with respect to any deficiencies in any notice provided by a shareholder, extend any applicable deadlines hereunder or enable or be deemed to permit a shareholder who has previously submitted notice hereunder to amend or update any proposal or to submit any new proposal, including by changing or adding nominees, matters, business or resolutions proposed to be brought before a meeting of the shareholders.

(d)             No candidate shall be eligible for nomination as a director of the corporation unless such candidate for nomination and the Nominating Person seeking to place such candidate’s name in nomination has complied with Section 2.12 and this Section 2.13, as applicable. The presiding officer at the meeting shall, if the facts warrant, determine that a nomination was not properly made in accordance with Section 2.12 and this Section 2.13, and if he or she should so determine, he or she shall so declare such determination to the meeting, the defective nomination shall be disregarded and any ballots cast for the candidate in question (but in the case of any form of ballot listing other qualified nominees, only the ballots case for the nominee in question) shall be void and of no force or effect.

Notwithstanding anything in these Bylaws to the contrary, no candidate for nomination shall be eligible to be seated as a director of the corporation unless nominated and elected in accordance with Section 2.12 and this Section 2.13.

ARTICLE III

BOARD OF DIRECTORS

3.01            General Powers and Number. All corporate powers shall be exercised by or under the authority of, and the business and affairs of the corporation shall be managed under the direction of, its Board of Directors. The number of directors of the corporation shall be fixed from time to time by the Board of Directors pursuant to a resolution adopted by the affirmative vote of a majority of the total number of directors that the corporation would have if there were no vacancies, but shall not be less than three directors and no decrease shall have the effect of shortening the term of an incumbent director.

3.02            Election, Removal, Tenure and Qualifications. Unless action is taken without a meeting under Section 7.01 of these Bylaws, directors shall be elected by a plurality of the votes cast by the shares of the voting class entitled to vote for such directors in the election at a shareholders meeting at which a quorum is present; i.e., the individuals eligible for election by a voting class with the largest number of votes in favor of their election are elected as directors up to the maximum number of directors to be chosen in the election by such voting class. Votes against a candidate are not given legal effect and are not counted as votes cast in an election of directors. In the event two (2) or more persons tie for the last vacancy to be filled, a run-off vote shall be taken from among the candidates receiving the tie vote. Each director shall hold office until the next Annual Meeting and until the director’s successor shall have been elected or there is a decrease in the number of directors, or until his or her prior death, resignation or removal. Any director may be removed from office by the affirmative vote of a two-thirds majority of the shares outstanding of the class or classes of stock which elected such director at a Special Meeting called for that purpose. Although the foregoing bylaw establishes a greater shareholder voting requirement than is generally provided by the Wisconsin Business Corporation Law, it has not been amended or repealed, and it is therefore effective pursuant to Section 180.1706(4) or successor statutes. The removal may be made with or without cause unless the Articles of Incorporation or these Bylaws provide that directors may be removed only for cause. If a director is elected by a voting class of shareholders, only the shareholders of that voting class may participate in the vote to remove that director. A director may resign at any time by delivering a written resignation to the Board of Directors, to the Chairperson of the Board (if there is one), or to the corporation through the Secretary or otherwise. Directors need not be residents of the State of Wisconsin or shareholders of the corporation.

3.03            Regular Meetings. A regular meeting of the Board of Directors shall be held, without other notice than this Bylaw, immediately after the Annual Meeting, and each adjourned session thereof. The place of such regular meeting shall be the same as the place of the meeting of shareholders which precedes it, or such other suitable place as may be announced at such meeting of shareholders or designated in a notice sent to the directors. The Board of Directors and any committee may provide, by resolution, the time and place, either within or without the State of Wisconsin, for the holding of additional regular meetings without other notice than such resolution.

3.04            Special Meetings. Special meetings of the Board of Directors may be called by the Secretary of the corporation at the request of at least a majority of the members of the Board of Directors or by the Chairperson of the Board or the President of the corporation. Special meetings of any committee may be called by or at the request of the foregoing persons or the chairperson of the committee. The persons calling any special meeting of the Board of Directors or committee may fix any place, either within or without the State of Wisconsin, as the place for holding any special meeting called by them, and if no other place is fixed the place of meeting shall be the principal office of the corporation in the State of Wisconsin.

3.05            Meetings By Telephone or Other Communication Technology.

(a)             Any or all directors may participate in a regular or special meeting or in a committee meeting of the Board of Directors by, or conduct the meeting through the use of, telephone or any other means of communication by which either: (i) all participating directors may simultaneously hear each other during the meeting or (ii) all communication during the meeting is immediately transmitted to each participating director, and each participating director is able to immediately send messages to all other participating directors.

(b)             If a meeting will be conducted through the use of any means described in Section 3.05(a), all participating directors shall be informed that a meeting is taking place at which official business may be transacted. A director participating in a meeting by any means described in Section 3.05(a) is deemed to be present in person at the meeting.

3.06            Notice of Meetings. Except as otherwise provided in the Articles of Incorporation or the Wisconsin Business Corporation Law, notice of the date, time and place of any special meeting of the Board of Directors and of any special meeting of a committee of the Board shall be given orally or in writing to each director or committee member at least 48 hours prior to the meeting, except that notice by mail shall be given at least 72 hours prior to the meeting. For purposes of this Section 3.06, notice by electronic transmission is written notice. The attendance of a director at a meeting or participation by a director in a meeting shall constitute a waiver of any required notice to him or her of the meeting unless the director at the beginning of the meeting or promptly upon his or her arrival objects to holding the meeting or transacting business at the meeting and does not thereafter vote for or assent to action taken at the meeting. The notice need not describe the purpose of the meeting. Notice may be communicated in person; by mail or other method of delivery (meaning any method of delivery used in conventional commercial practice, including delivery by hand, mail, commercial delivery and “electronic transmission,” as defined in the Wisconsin Business Corporation Law); by telephone, including voice mail, answering machine or answering service; or by any other electronic means. Oral notice is effective when communicated. Written notice is effective as follows: If delivered in person or by commercial delivery, when received; if given by mail, when deposited, postage prepaid, in the United States mail addressed to the director at his or her business or home address (or such other address as the director may have designated in writing filed with the Secretary); if given by facsimile, at the time transmitted to a facsimile number at any address designated above; if given by telegraph, when delivered to the telegraph company; and if given by electronic transmission, when electronically transmitted to the director in a manner authorized by the director.

3.07            Quorum. Except as otherwise provided by the Wisconsin Business Corporation Law, a majority of the number of directors as provided in Section 3.01 shall constitute a quorum of the Board of Directors. Except as otherwise provided by the Wisconsin Business Corporation Law, a majority of the number of directors appointed to serve on a committee shall constitute a quorum of the committee. Although less than a quorum of the Board of Directors or a committee is present at a meeting, a majority of the directors present may adjourn the meeting from time to time without further notice.

3.08            Manner of Acting. Except as otherwise provided by the Wisconsin Business Corporation Law or the Articles of Incorporation, the affirmative vote of a majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors or any committee thereof.

3.09            Chairperson of the Board. The Board of Directors may at its discretion appoint a Chairperson of the Board. The Chairperson of the Board, if there is one, shall preside at all meetings of the shareholders and Board of Directors, and shall carry out such other duties as directed by the Board of Directors.

3.10            Conduct of Meetings. The Chairperson of the Board, or if there is none, or in his or her absence, the President, and in the President’s absence, a Vice President in the order provided under Section 4.05 of these Bylaws, and in their absence, any director chosen by the directors present, shall call meetings of the Board of Directors to order and shall chair the meeting. The Secretary of the corporation shall act as secretary of all meetings of the Board of Directors, but in the absence of the Secretary, the presiding officer may appoint any assistant secretary or any director or other person present to act as secretary of the meeting.

3.11            Vacancies. Any vacancy occurring in the Board of Directors, including a vacancy created by an increase in the number of directors, may be filled by the Board of Directors or the shareholders as provided under the Wisconsin Business Corporation Law. If the directors remaining in office constitute fewer than a quorum of the Board, the directors may fill a vacancy by the affirmative vote of a majority of all directors remaining in office. If the vacant office was held by a director elected by a voting class of shareholders, only the holders of shares of that voting class may vote to fill the vacancy if it is filled by the shareholders, and only the remaining directors elected by that voting class may vote to fill the vacancy if it is filled by the directors. A vacancy that will occur at a specific later date (because of a resignation effective at a later date or otherwise) may be filled before the vacancy occurs, but the new director may not take office until the vacancy occurs.

3.12            Compensation. The Board of Directors, irrespective of any personal interest of any of its members, may fix the compensation of directors, or may delegate the authority to an appropriate committee.

3.13            Presumption of Assent. A director who is present and is announced as present at a meeting of the Board of Directors or a committee thereof at which action on any corporate matter is taken shall be presumed to have assented to the action taken unless (i) the director objects at the beginning of the meeting or promptly upon his or her arrival to holding the meeting or transacting business at the meeting, or (ii) the director’s dissent or abstention from the action taken is entered in the minutes of the meeting, or (iii) the director delivers his or her written dissent or abstention to the presiding officer of the meeting before the adjournment thereof or to the corporation immediately after the adjournment of the meeting. Such right to dissent or abstain shall not apply to a director who voted in favor of such action.

3.14            Committees. Unless the Articles of Incorporation otherwise provide, the Board of Directors, by resolution adopted by the affirmative vote of a majority of all the directors then in office, may create one (1) or more committees. Each committee shall consist of three (3) or more directors as members. An Executive Committee so appointed shall have and may exercise, when the Board of Directors is not in session, the powers of the Board of Directors in the management of the business and affairs of the corporation, subject to the limitations set forth in this Section 3.14 and any additional limitations provided by resolution adopted by the affirmative vote of the directors then in office. Committees other than an Executive Committee, to the extent provided in the resolution adopted by the Board of Directors creating such other committees, and as thereafter supplemented or amended by further resolution adopted by a like vote, may exercise the authority of the Board of Directors, except that neither the Executive Committee nor any other committee may: (a) authorize distributions; (b) approve or propose to shareholders action that the Wisconsin Business Corporation Law requires be approved by shareholders; (c) fill vacancies on the Board of Directors or any of its committees, except that the Board of Directors may provide by resolution that any vacancies on a committee shall be filled by the affirmative vote of a majority of the remaining committee members; (d) amend the Articles of Incorporation; (e) adopt, amend or repeal Bylaws; (f) approve a plan of merger not requiring shareholder approval; (g) authorize or approve reacquisition of shares, except according to a formula or method prescribed by the Board of Directors or (h) authorize or approve the issuance or sale or contract for sale of shares, or determine the designation and relative rights, preferences and limitations of a class or series of shares, except within limits prescribed by the Board of Directors. The Board of Directors may elect one or more of its members as alternate members of any such committee who may take the place of any absent member or members at any meeting of such committee, upon request by the Chairperson of the Board, if there is one, the President or upon request by the chairperson of such meeting. Each such committee shall fix its own rules (consistent with the Wisconsin Business Corporation Law, the Articles of Incorporation and these Bylaws) governing the conduct of its activities and shall make such reports to the Board of Directors of its activities as the Board of Directors may request. Unless otherwise provided by the Board of Directors in creating a committee, a committee may employ counsel, accountants and other consultants to assist it in the exercise of authority. The creation of a committee, delegation of authority to a committee or action by a committee does not relieve the Board of Directors or any of its members of any responsibility imposed on the Board of Directors or its members by law.

ARTICLE IV

OFFICERS

4.01            Appointment. The principal officers shall include a President, Chief Executive Officer, one or more Vice Presidents (the number and designations to be determined by the Board of Directors), a Secretary, a Treasurer and such other officers if any, as may be deemed necessary by the Board of Directors, each of whom shall be appointed by the Board of Directors. Any two or more offices may be held by the same person.

4.02            Resignation and Removal. An officer shall hold office until he or she resigns, dies, is removed hereunder, or a different person is appointed to the office. An officer may resign at any time by delivering an appropriate written notice to the corporation. The resignation is effective when the notice is delivered, unless the notice specifies a later effective date and the corporation accepts the later effective date. Any officer may be removed by the Board of Directors with or without cause and notwithstanding the contract rights, if any, of the person removed. Except as provided in the preceding sentence, the resignation or removal is subject to any remedies provided by any contract between the officer and the corporation or otherwise provided by law. Appointment shall not of itself create contract rights.

4.03            Vacancies. A vacancy in any office because of death, resignation, removal or otherwise, shall be filled by the Board of Directors. If a resignation is effective at a later date, the Board of Directors may fill the vacancy before the effective date if the Board of Directors provides that the successor may not take office until the effective date.

4.04            President and Chief Executive Officer. The President shall be the Chief Executive Officer and the principal executive officer and, subject to the control and direction of the Board of Directors, shall in general supervise and control all of the business and affairs of the corporation. He or she shall, in the absence of the Chairperson of the Board (if one is appointed), preside at all meetings of the shareholders and of the Board of Directors. The President shall have authority, subject to such rules as may be prescribed by the Board of Directors, to appoint such agents and employees of the corporation as he or she shall deem necessary, to prescribe their powers, duties and compensation, and to delegate authority to them. Such agents and employees shall hold office at the discretion of the President. The President shall have authority to sign, execute and acknowledge, on behalf of the corporation, all deeds, mortgages, bonds, stock certificates, contracts, leases, reports and all other documents or instruments necessary or proper to be executed in the course of the corporation’s regular business, or which shall be authorized by resolution of the Board of Directors; and, except as otherwise provided by law or directed by the Board of Directors, the President may authorize any Vice President or other officer or agent of the corporation to sign, execute and acknowledge such documents or instruments in his or her place and stead. In general he or she shall perform all duties incident to the office of President and Chief Executive Officer and such other duties as may be prescribed by the Board of Directors from time to time.

4.05            Vice Presidents. In the absence of the President, or in the event of the President’s death, inability or refusal to act, or in the event for any reason it shall be impracticable for the President to act personally, a Vice President (or in the event there be more than one Vice President, the Vice Presidents in the order designated by the Board of Directors, or in the absence of any designation, then in the order of their appointment) shall perform the duties of the President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the President. Any Vice President may sign, with the Secretary or Assistant Secretary, certificates for shares of the corporation; and shall perform such other duties and have such authority as from time to time may be delegated or assigned to him or her by the President or the Board of Directors. The execution of any instrument of the corporation by any Vice President shall be conclusive evidence, as to third parties, of the Vice President’s authority to act in the stead of the President.

4.06            Secretary. The Secretary shall: (a) keep (or cause to be kept) regular minutes of all meetings of the shareholders, the Board of Directors and any committees of the Board of Directors in one or more books provided for that purpose; (b) see that all notices are duly given in accordance with the provisions of these Bylaws or as required by law; (c) be custodian of the corporate records and of the seal of the corporation, if any, and see that the seal of the corporation, if any, is affixed to all documents which are authorized to be executed on behalf of the corporation under its seal; (d) keep or arrange for the keeping of a register of the post office address of each shareholder which shall be furnished to the Secretary by such shareholder; (e) sign with the President, or a Vice President, certificates for shares of the corporation, the issuance of which shall have been authorized by resolution of the Board of Directors; (f) keep or arrange for the keeping of the stock transfer books of the corporation; and (g) in general perform all duties incident to the office of Secretary and have such other duties and exercise such authority as from time to time may be delegated or assigned to him or her by the President or by the Board of Directors.

4.07            Treasurer. The Treasurer shall: (a) have charge and custody of and be responsible for all funds and securities of the corporation; (b) receive and give receipts for moneys due and payable to the corporation from any source whatsoever, and deposit all such moneys in the name of the corporation in such banks, trust companies or other depositaries as shall be selected by the corporation; and (c) in general perform all of the duties incident to the office of Treasurer and have such other duties and exercise such other authority as from time to time may be delegated or assigned to him or her by the President or by the Board of Directors.

4.08            Assistants and Acting Officers. The Board of Directors or the President shall have the power to appoint any person to act as assistant to any officer, or as agent for the corporation in the officer’s stead, or to perform the duties of such officer whenever for any reason it is impracticable for such officer to act personally, and such assistant or acting officer or other agent so appointed by the Board of Directors or President shall have the power to perform all the duties of the office to which that person is so appointed to be assistant, or as to which he or she is so appointed to act, except as such power may be otherwise defined or restricted by the Board of Directors or the President.

4.09            Salaries. The salaries of the principal officers shall be fixed from time to time by the Board of Directors or by a duly authorized committee thereof, and no officer shall be prevented from receiving such salary by reason of the fact that such officer is also a director of the corporation.

ARTICLE V

CERTIFICATES FOR SHARES AND THEIR TRANSFER

5.01            Certificates for Shares. Shares of the corporation’s stock may be certificated or uncertificated, as provided under the Wisconsin Business Corporation Law.

(a)             Shares of this corporation may be represented by certificates. Certificates representing shares of the corporation shall be in such form, consistent with law, as shall be determined by the Board of Directors. At a minimum, a share certificate shall state on its face the name of the corporation and that it is organized under the laws of the State of Wisconsin, the name of the person to whom issued, and the number and class of shares and the designation of the series, if any, that the certificate represents. If the corporation is authorized to issue different classes of shares or different series within a class, the front or back of the certificate must contain either (i) a summary of the designations, relative rights, preferences and limitations applicable to each class, and the variations in the rights, preferences and limitations determined for each series and the authority of the Board of Directors to determine variations for future series, or (ii) a conspicuous statement that the corporation will furnish the shareholder the information described in clause (i) on request, in writing and without charge. Such certificates shall be signed, either manually or in facsimile, by the Chairperson of the Board, the President, or a Vice President and by the Secretary or an Assistant Secretary. All certificates for shares shall be consecutively numbered or otherwise identified. The name and address of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered on the stock transfer books of the corporation. All certificates surrendered to the corporation for transfer shall be canceled and no new certificate or uncertificated shares shall be issued until, in the case of shares represented by a stock certificate, the former certificate for a like number of shares shall have been surrendered and canceled, except as provided in Section 5.05.

(b)             The Board of Directors may authorize the issuance of some or all of any or all classes or series of the corporation’s stock, common, preferred or otherwise, without certificates. The authorization does not affect shares already represented by certificates until the certificates are surrendered to the corporation. Within a reasonable time after the issuance or transfer of shares without certificates, the corporation shall send the shareholder a written statement of the information required on share certificates by paragraph (a) of this Section 5.01 and, if applicable, Section 5.04. Unless the Wisconsin Business Corporation Law or Chapter 408 of the Wisconsin Statutes expressly provides otherwise, the rights and obligations of shareholders are identical whether or not their shares are represented by certificates.

5.02            Signature by Former Officers. If an officer or assistant officer, who has signed or whose facsimile signature has been placed upon any certificate for shares, has ceased to be such officer or assistant officer before such certificate is issued, the certificate may be issued by the corporation with the same effect as if that person were still an officer or assistant officer at the date of its issue.

5.03            Transfer of Shares. The corporation’s books shall reflect transfers of shares only if a transfer of such shares has been made or directed by the record holder of such shares, or by the record holder’s attorney lawfully constituted in writing, and, in the case of shares represented by a certificate, upon surrender of the certificate or compliance with Section 5.05. Prior to due presentment of a certificate for shares for registration of transfer, and unless the corporation has established a procedure by which a beneficial owner of shares held by a nominee is to be recognized by the corporation as the shareholder, the corporation may treat the registered owner of such shares as the person exclusively entitled to vote, to receive notifications and otherwise to have and exercise all the rights and power of an owner. The corporation may require reasonable assurance that all transfer endorsements are genuine and effective and in compliance with all regulations prescribed by or under the authority of the Board of Directors.

5.04            Restrictions on Transfer. The face or reverse side of each certificate representing shares, or with respect to shares without certificates, the written statement of the information required by Section 5.01(b), shall bear a conspicuous notation of any restriction upon the transfer of such shares imposed by the corporation or imposed by any agreement of which the corporation has written notice.

5.05            Lost, Destroyed or Stolen Certificates. Where the owner claims that his or her certificate for shares has been lost, destroyed or wrongfully taken, a new certificate, or a new statement as provided in Section 5.01(b) for uncertificated shares, shall be issued in place thereof if the owner (a) so requests before the corporation has notice that such shares have been acquired by a bona fide purchaser, and (b) if required by the corporation, files with the corporation a sufficient indemnity bond, and (c) satisfies such other reasonable requirements as may be prescribed by or under the authority of the Board of Directors.

5.06            Consideration for Shares. The shares of the corporation may be issued for such consideration as shall be fixed from time to time and determined to be adequate by the Board of Directors, provided that any shares having a par value shall not be issued for a consideration less than the par value thereof. The consideration may consist of any tangible or intangible property or benefit to the corporation, including cash, promissory notes, services performed, contracts for services to be performed, or other securities of the corporation. When the corporation receives the consideration for which the Board of Directors authorized the issuance of shares, such shares shall be deemed to be fully paid and nonassessable by the corporation.

5.07            Stock Regulations. The Board of Directors shall have the power and authority to make all such rules and regulations not inconsistent with the statutes of the State of Wisconsin as it may deem expedient concerning the issue, transfer and registration of certificates representing shares of the corporation, including the appointment or designation of one or more stock transfer agents and one or more registrars.

ARTICLE VI

WAIVER OF NOTICE

6.01            Shareholder Written Waiver. A shareholder may waive any notice required by the Wisconsin Business Corporation Law, the Articles of Incorporation or these Bylaws before or after the date and time stated in the notice. The waiver shall be in writing, signed by the shareholder entitled to the notice, shall contain the same information that would have been required in the notice under the Wisconsin Business Corporation Law except that the time and place, if any, of meeting need not be stated, and shall be delivered to the corporation for inclusion in the corporate records.

6.02            Shareholder Waiver by Attendance. A shareholder’s attendance at a meeting, in person or by proxy, waives objection to both of the following:

(a)             Lack of notice or defective notice of the meeting, unless the shareholder at the beginning of the meeting or promptly upon arrival objects to holding the meeting or transacting business at the meeting.

(b)             Consideration of a particular matter at the meeting that is not within the purpose described in the meeting notice, unless the shareholder objects to considering the matter when it is presented.

6.03            Director Written Waiver. A director may waive any notice required by the Wisconsin Business Corporation Law, the Articles of Incorporation or the Bylaws before or after the date and time stated in the notice. The waiver shall be in writing, signed by the director entitled to the notice and retained by the corporation.

6.04            Director Waiver by Attendance. A director’s attendance at or participation in a meeting of the Board of Directors or any committee thereof waives any required notice to him or her of the meeting unless the director at the beginning of the meeting or promptly upon his or her arrival objects to holding the meeting or transacting business at the meeting and does not thereafter vote for or assent to action taken at the meeting.

ARTICLE VII

ACTION WITHOUT MEETINGS

7.01            Shareholder Action Without Meeting. Action required or permitted by the Wisconsin Business Corporation Law to be taken at a shareholders’ meeting may be taken without a meeting by all shareholders entitled to vote on the action. The action must be evidenced by one or more written consents describing the action taken, signed by the shareholders consenting thereto and delivered to the corporation for inclusion in its corporate records. Action taken hereunder is effective when the consent is delivered to the corporation, unless the consent specifies a different effective date. A consent hereunder has the effect of a meeting vote and may be described as such in any document.

7.02            Director Action Without Meeting. Unless the Articles of Incorporation provide otherwise, action required or permitted by the Wisconsin Business Corporation Law to be taken at a Board of Directors meeting or committee meeting may be taken without a meeting if the action is taken by all members of the Board or committee. The action shall be evidenced by one or more written consents describing the action taken, signed by each director and retained by the corporation. Action taken hereunder is effective when the last director signs the consent, unless the consent specifies a different effective date. A consent signed hereunder has the effect of a unanimous vote taken at a meeting at which all directors or committee members were present, and may be described as such in any document.

ARTICLE VIII

INDEMNIFICATION

8.01            Certain Definitions. The following capitalized terms (including any plural forms thereof) used in this Article VIII shall be defined for purposes of this Article VIII as follows:

(a)             “Authority” shall mean the persons or entity selected by the Director or Officer to determine his or her right to indemnification pursuant to Section 8.04.

(b)             “Board” shall mean the entire then elected and serving Board of Directors of the Corporation, including without limitation all members thereof who are Parties to the subject Proceeding or any related Proceeding.

(c)             “Breach of Duty” shall mean the Director or Officer breached or failed to perform his or her duties to the Corporation and his or her breach of or failure to perform those duties is determined, in accordance with Section 8.04, to constitute misconduct under Section 180.0851(2)(a) l, 2, 3 or 4 of the Statute.

(d)             “Corporation,” as used herein and as defined in the Statute and incorporated by reference into the definitions of certain other capitalized terms used herein, shall mean this corporation, including, without limitation, any successor corporation or entity to this corporation by way of merger, consolidation or acquisition of all or substantially all of the capital stock or assets of this corporation.

(e)             “Corporation Affiliate” shall include, without limitation, any corporation, partnership, limited liability company, joint venture, employee benefit plan, trust or other enterprise, whether domestic or foreign, that is an Affiliate (as defined in Section 2.02(d)(i) of these Bylaws) of the Corporation.

(f)             “Director or Officer” shall have the meaning set forth in the Statute; provided, that, for purposes of this Article VIII, (i) “Director or Officer” shall include a director or officer of a Subsidiary (whether or not otherwise serving as a Director of Officer), (ii) the term “employee benefit plan” as used in Section 180.0850(2)(c) of the Statute shall include an employee benefit plan sponsored, maintained or contributed to by a Subsidiary and (iii) it shall be conclusively presumed that any Director or Officer serving as a director, officer, partner, member, trustee, member of any governing or decision-making committee, manager, employee or agent of a Corporation Affiliate shall be so serving at the request of the Corporation.

(g)             “Disinterested Quorum” shall mean a quorum of the Board who are not Parties to the subject Proceeding or any related Proceeding.

(h)             “Expenses” shall mean and include fees, costs, charges, disbursements, attorney fees and any other expenses incurred in connection with a Proceeding.

(i)             “Liability” shall mean and include the obligation to pay a judgment, settlement, penalty, assessment, forfeiture or fine, including an excise tax assessed with respect to an employee benefit plan, and reasonable Expenses.

(j)             “Party” shall have the meaning set forth in the Statute; provided, that, for purposes of this Article VIII, the term “Party” shall also include any Director or Officer or employee of the Corporation who is or was a witness in a Proceeding at a time when he or she has not otherwise been formally named a Party thereto.

(k)             “Proceeding” shall have the meaning set forth in the Statute; provided, that, in accordance with Section 180.0859 of the Statute and for purposes of this Article VIII, the term “Proceeding” shall include without limitation all Proceedings (i) brought under (in whole or in part) the Securities Act of 1933, as amended, the Exchange Act, their respective state counterparts, and/or any rule or regulation promulgated under any of the foregoing; (ii) brought before an Authority or otherwise to enforce rights hereunder; (iii) involving any appeal from a Proceeding; and (iv) in which the Director or Officer is a plaintiff or petitioner because he or she is a Director or Officer; provided, however, that any such Proceeding under this subsection (iv) must be authorized by a majority vote of a Disinterested Quorum.

(l)             “Statute” shall mean Sections 180.0850 through 180.0859, inclusive, of the Wisconsin Business Corporation Law, Chapter 180 of the Wisconsin Statutes, as the same shall then be in effect, including any am endments thereto, but, in the case of any such amendment, only to the extent such amendment permits or requires the Corporation to provide broader indemnification rights than the Statute permitted or required the Corporation to provide prior to such amendment.

(m)             “Subsidiary” shall mean any direct or indirect subsidiary of the Corporation as determined for financial reporting purposes, whether domestic or foreign.

8.02            Mandatory Indemnification of Directors and Officers. To the fullest extent permitted or required by the Statute, the Corporation shall indemnify a Director or Officer against all Liabilities incurred by or on behalf of such Director or Officer in connection with a Proceeding in which the Director or Officer is a Party because he or she is a Director or Officer.

8.03            Procedural Requirements.

(a)             A Director or Officer who seeks indemnification under Section 8.01 shall make a written request therefor to the Corporation. Subject to Section 8.03(b), within sixty days of the Corporation’s receipt of such request, the Corporation shall pay or reimburse the Director or Officer for the entire amount of Liabilities incurred by the Director or Officer in connection with the subject Proceeding (net of any Expenses previously advanced pursuant to Section 8.05).

(b)             No indemnification shall be required to be paid by the Corporation pursuant to Section 8.01 if, within such sixty-day period, (i) a Disinterested Quorum, by a majority vote thereof, determines that the Director or Officer requesting indemnification engaged in misconduct constituting a Breach of Duty or (ii) a Disinterested Quorum cannot be obtained.

(c)             In case of nonpayment pursuant to Section 8.03(b), the Board shall immediately authorize by resolution that an Authority, as provided in Section 8.04, determine whether the Director’s or Officer’s conduct constituted a Breach of Duty and, therefore, whether indemnification should be denied hereunder.

(d)             (i) If the Board does not authorize an Authority to determine the Director’s or Officer’s right to indemnification hereunder within such sixty-day period and/or (ii) if indemnification of the requested amount of Liabilities is paid by the Corporation, then it shall be conclusively presumed for all purposes that a Disinterested Quorum has affirmatively determined that the Director or Officer did not engage in misconduct constituting a Breach of Duty and, in the case of subsection (i) above (but not subsection (ii)), indemnification by the Corporation of the requested amount of Liabilities shall be paid to the Director or Officer immediately.

8.04            Determination of Indemnification.

(a)             If the Board authorizes an Authority to determine a Director’s or Officer’s right to indemnification pursuant to Section 8.03, then the Director or Officer requesting indemnification shall have the absolute discretionary authority to select one of the following as such Authority:

(i)             An independent legal counsel; provided, that such counsel shall be mutually selected by such Director or Officer and by a majority vote of a Disinterested Quorum or, if a Disinterested Quorum cannot be obtained, then by a majority vote of the Board;

(ii)             A panel of three arbitrators selected from the panels of arbitrators of the American Arbitration Association in Wisconsin; provided, that (A) one arbitrator shall be selected by such Director or Officer, the second arbitrator shall be selected by a majority vote of a Disinterested Quorum or, if a Disinterested Quorum cannot be obtained, then by a majority vote of the Board, and the third arbitrator shall be selected by the two previously selected arbitrators, and (B) in all other respects (other than this Article VIII), such panel shall be governed by the American Arbitration Association’s then existing Commercial Arbitration Rules; or

(iii)            A court pursuant to and in accordance with Section 180.0854 of the Statute.

(b)             In any such determination by the selected Authority, there shall exist a rebuttable presumption that the Director’s or Officer’s conduct did not constitute a Breach of Duty and that indemnification against the requested amount of Liabilities is required. The burden of rebutting such a presumption by clear and convincing evidence shall be on the Corporation or such other party asserting that such indemnification should not be allowed.

(c)             The Authority shall make its determination within sixty days of being selected and shall submit a written opinion of its conclusion simultaneously to both the Corporation and the Director or Officer.

(d)             If the Authority determines that indemnification is required hereunder, then the Corporation shall pay the entire requested amount of Liabilities (net of any Expenses previously advanced pursuant to Section 8.05), including interest thereon at a reasonable rate, as determined by the Authority, within ten days of receipt of the Authority’s opinion; provided, that, if it is determined by the Authority that a Director or Officer is entitled to indemnification against Liabilities’ incurred in connection with some claims, issues or matters, but not as to other claims, issues or matters, involved in the subject Proceeding, then the Corporation shall be required to pay (as set forth above) only the amount of such requested Liabilities as the Authority shall deem appropriate in light of all of the circumstances of such Proceeding.

(e)             The determination by the Authority that indemnification is required hereunder shall be binding upon the Corporation, regardless of any prior determination that the Director or Officer engaged in a Breach of Duty.

(f)             All Expenses incurred in the determination process under this Section 8.04 by either the Corporation or the Director or Officer, including, without limitation, all Expenses of the selected Authority, shall be paid by the Corporation.

8.05            Mandatory Allowance of Expenses.

(a)             The Corporation shall pay or reimburse from time to time or at any time, within ten days after the receipt of the Director’s or Officer’s written request therefor, the reasonable Expenses of the Director or Officer as such Expenses are incurred; provided, the following conditions are satisfied:

(i)             The Director or Officer furnishes to the Corporation an executed written certificate affirming his or her good faith belief that he or she has not engaged in misconduct which constitutes a Breach of Duty; and

(ii)             The Director or Officer furnishes to the Corporation an unsecured executed written agreement to repay any advances made under this Section 8.05 if it is ultimately determined by an Authority that he or she is not entitled to be indemnified by the Corporation for such Expenses pursuant to Section 8.04.

(iii)             If the Director or Officer must repay any previously advanced Expenses pursuant to this Section 8.05, then such Director or Officer shall not be required to pay interest on such amounts.

8.06            Indemnification and Allowance of Expenses of Certain Others.

(a)             The Board may, in its sole and absolute discretion as it deems appropriate, pursuant to a majority vote thereof, indemnify a director or officer of a Corporation Affiliate (who is not otherwise serving as a Director or Officer) against all Liabilities, and shall advance the reasonable Expenses, incurred by such director or officer in a Proceeding to the same extent hereunder as if such director or officer incurred such Liabilities because he or she was a Director or Officer, if such director or officer is a Party thereto because he or she is or was a director or officer of the Corporation Affiliate.

(b)             The Corporation shall indemnify an employee who is not a Director or Officer, to the extent he or she has been successful on the merits or otherwise in defense of a Proceeding, for all reasonable Expenses incurred in the Proceeding if the employee was a Party because he or she was an employee of the Corporation. In addition, the Corporation may indemnify and allow reasonable expenses of an employee or agent who is not a Director or Officer to the extent provided by the Articles of Incorporation or these Bylaws, by general or specific action of the Board of Directors or by contract.

8.07            Insurance. The Corporation may purchase and maintain insurance on behalf of a Director or Officer or any individual who is or was an employee or authorized agent of the Corporation against any Liability asserted against or incurred by such individual in his or her capacity as such or arising from his or her status as such, regardless of whether the Corporation is required or permitted to indemnify against any such Liability under this Article VIII.

8.08            Notice to the Corporation. A Director or Officer or an employee of the Corporation shall promptly notify the Corporation in writing when he or she has actual knowledge of a Proceeding that may result in a claim of indemnification against Liabilities or allowance of Expenses hereunder, but the failure to do so shall not relieve the Corporation of any liability to the Director or Officer or employee hereunder unless the Corporation shall have been irreparably prejudiced by such failure (as determined, in the case of Directors or Officers only, by an Authority selected pursuant to Section 8.04(a)).

8.09            Severability. If any provision of this Article VIII shall be deemed invalid or inoperative, or if a court of competent jurisdiction determines that any of the provisions of this Article VIII contravene public policy, then this Article VIII shall be construed so that the remaining provisions shall not be affected, but shall remain in full force and effect, and any such provisions which are invalid or inoperative or which contravene public policy shall be deemed, without further action or deed by or on behalf of the Corporation, to be modified, amended and/or limited, but only to the extent necessary to render the same valid and enforceable; it being understood that it is the Corporation’s intention to provide Directors and Officers with the broadest possible protection against personal liability allowable under the Statute.

8.10            Nonexclusivity of Article VIII. The rights of a Director or Officer or an employee of the Corporation (or any other person) granted under this Article VIII shall not be deemed exclusive of any other rights to indemnification against Liabilities or allowance of Expenses which the Director or Officer or employee of the Corporation (or such other person) may be entitled to under any written agreement, Board resolution, vote of shareholders of the Corporation or otherwise, including, without limitation, under the Statute. Nothing contained in this Article VIII shall be deemed to limit the Corporation’s obligations to indemnify against Liabilities or allow Expenses to a Director or Officer or an employee of the Corporation under the Statute.

8.11            Contractual Nature of Article VIII; Repeal or Limitation of Rights. This Article VIII shall be deemed to be a contract between the Corporation and each Director or Officer and employee of the Corporation and any repeal or other limitation of this Article VIII or any repeal or limitation of the Statute or any other applicable law shall not limit any rights of indemnification against Liabilities or allowance of Expenses then existing or arising out of events, acts or omissions occurring prior to such repeal or limitation, including, without limitation, the right to indemnification against Liabilities or allowance of Expenses for Proceedings commenced after such repeal or limitation to enforce this Article VIII with regard to acts, omissions or events arising prior to such repeal or limitation. If the Statute is amended to permit or require the Corporation to provide broader indemnification rights than this Article VIII permits or requires, then this Article VIII shall be automatically amended and deemed to incorporate such broader indemnification rights.

8.12            Securities Law Claims.

(a)             Pursuant to the public policy of the State of Wisconsin, the corporation shall provide indemnification and allowance of expenses and may insure for any liability incurred in connection with a proceeding involving securities regulation described under Section 8.12(b) to the extent required or permitted under Sections 8.01 to 8.11.

(b)             Sections 8.01 to 8.11 apply, to the extent applicable to any other Proceeding, to any Proceeding involving a federal or state statute, rule or regulation regulating the offer, sale or purchase of securities, securities brokers or dealers, or investment companies or investment advisers.

8.13            Liberal Construction. In order for the corporation to obtain and retain qualified directors, officers and employees, the foregoing provisions shall be liberally administered in order to afford maximum indemnification of directors, officers and, where Section 8.10 of these Bylaws applies, employees. The indemnification above provided for shall be granted in all applicable cases unless to do so would clearly contravene law, controlling precedent or public policy.

ARTICLE IX

SEAL

The Board of Directors may provide a corporate seal which may be circular in form and have inscribed thereon the name of the corporation and the state of incorporation and the words “Corporate Seal.”

ARTICLE X

AMENDMENTS

10.01  By Shareholders. As provided in the Articles of Incorporation, these Bylaws may be amended or repealed and new Bylaws may be adopted by the affirmative vote of two-thirds of all shares entitled to vote thereon. If authorized by the Articles of Incorporation, the shareholders may adopt or amend a Bylaw that fixes a greater or lower quorum requirement or a greater voting requirement for shareholders or voting classes of shareholders than otherwise is provided in the Wisconsin Business Corporation Law. The adoption or amendment of a Bylaw that adds, changes or deletes a greater or lower quorum requirement or a greater voting requirement for shareholders must meet the same quorum requirement and be adopted by the same vote and voting classes required to take action under the quorum and voting requirement then in effect.

10.02   By Directors. Except as the Articles of Incorporation may otherwise provide, these Bylaws may also be amended or repealed and new Bylaws may be adopted by the Board of Directors by the vote provided in Section 3.08, but (a) no Bylaw adopted by the shareholders shall be amended, repealed or readopted by the Board of Directors if the Bylaw so adopted so provides and (b) a Bylaw adopted or amended by the shareholders that fixes a greater or lower quorum requirement or a greater voting requirement for the Board of Directors than otherwise is provided in the Wisconsin Business Corporation Law may not be amended or repealed by the Board of Directors unless the Bylaw expressly provides that it may be amended or repealed by a specified vote of the Board of Directors. Action by the Board of Directors to adopt or amend a Bylaw that changes the quorum or voting requirement for the Board of Directors must meet the same quorum requirement and be adopted by the same vote required to take action under the quorum and voting requirement then in effect, unless a different voting requirement is specified as provided by the preceding sentence. A Bylaw that fixes a greater or lower quorum requirement or a greater voting requirement for shareholders or voting classes of shareholders than otherwise is provided in the Wisconsin Business Corporation Law may not be adopted, amended or repealed by the Board of Directors.

10.03  Implied Amendments. Any action taken or authorized by the shareholders or by the Board of Directors, which would be inconsistent with the Bylaws then in effect but is taken or authorized by a vote that would be sufficient to amend the Bylaws so that the Bylaws would be consistent with such action, shall be given the same effect as though the Bylaws had been temporarily amended or suspended so far, but only so far, as is necessary to permit the specific action so taken or authorized.

ARTICLE XI

FORUM SELECTION

11.01  Forum Selection. Unless the corporation consents in writing to the selection of an alternative forum, the Circuit Court for Waukesha County, Wisconsin or U.S. District Court for the Eastern District of Wisconsin – Milwaukee Division (the “Wisconsin Court”) shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the corporation to the corporation or the corporation’s stockholders, (iii) any action asserting a claim against the corporation, its directors, officers or employees arising pursuant to any provision of the Wisconsin Business Corporation Law or the corporation’s Articles of Incorporation or these Bylaws, or (iv) any action asserting a claim against the corporation, its directors, officers or employees governed by the internal affairs doctrine, except as to each of (i) through (iv) above, for any claim as to which the Wisconsin Court determines that there is an indispensable party not subject to the jurisdiction of the Wisconsin Court (and the indispensable party does not consent to the personal jurisdiction of the Wisconsin Court within ten (10) days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Wisconsin Court, or for which the Wisconsin Court does not have subject matter jurisdiction.  If any provision or provisions of this Section 11.01 shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Section 11.01 (including, without limitation, each portion of any sentence of this Section 11.01 containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.  Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the corporation shall be deemed to have notice of and to have consented to this Section.  If any action, the subject matter of which is within the scope of the first sentence of this Section, is filed in a court other than the Wisconsin Court (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the Wisconsin Court in connection with any action brought in any such court to enforce the first sentence of this Section and (ii) having service of process made upon such stockholder in any such action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

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